Exhibit 99.3

Rjoit Sorokhaibam

Mr. Sorokhaibam has been involved primarily in the IT industry as an Engineer (Elec) and holds an International Business Management degree and has over  18years of experience in IT Industry. Well-traveled globally and involved successfully in multiple International projects. He offers IT consultancy services and focused for the market mainly in North America, England and Australasia countries. He is also associated with a group of highly qualified professionals who have extensive experience working with large global corporations and Fortune 500 companies in Silicon Valley.

Mr. Sorokhaibam started with a vision of providing cost effective, high quality technology solutions that are custom designed for each specific client.

His business model has proven in building a large clientele through word of mouth advertising and recommendations. His reputation, around the globe, has been built by providing the IT enabled services conscientiously and at a fair price without compromising International quality standards.

Technologies skills:

Mr. Sorokhaibam has delivered projects for his clients using the following technologies:

Web/Desktop: ASP.NET, C#.VB.NET, MVC, MS-SQL, DNN, PHP, Ruby on Rails, MySQL/PostGreSQL, Word Press, Joomla, Magento, SEO, Web Design, HTML 5, Bootstrap etc.

Mobile Development - Android/iphone/Windows etc.

Back Office Support: Email/Chat/Book Keeping/Accounting, Virtual PA etc.

Enterprise : Oracle/SAP etc.

His skills can be utilized for:

• Setting up a plan from scratch for an IT company

• Devise Strategy for IT Company

• Develop Market Intelligence

• Develop Strategy to counteract competition

• Technology Consultation

Mr. Sorokhaibam has been associated with Microsoft, US Embassy, WANG, Weik field group to name few, and worked for ING, New Kabul Bank, HSBC, USIS, British High Commission, Japan Consulate and involved in many e-governance solution for Pune/Pimpri Municipal Corporation etc.

Being associated with many different clients, business associates and partners over the years around the globe,  Mr. Sorokhaibam believes in delivering a seamless solution to his customers.

Mr. Sorokhaibam is also familiar with and has used Microsoft's MVC 4.0, ASP.NET 4.0 C#, SQL 2008 with Responsive design for all the available browsing devices in the market.